Exhibit 99.5

AIROBOTICS LTD.
Consolidated Statements of Financial Position

		As of December 31,
	Note	2021	2020
		U.S. dollars in thousands
Current assets
Cash and cash equivalents	5	6,686	780
Restricted cash	14B	62	49
Accounts receivables	6	250	128
Inventory	7	1,210	—
Other accounts receivables	8	393	280
		8,601	1,237

Non-current assets
Long-term deposits		34	—
Right-of-use-assets	9	674	892
Property and equipment, net	10	3,142	6,111
Intangible assets, net	2J	26	52
		3,876	7,055

Total assets		12,477	8,292

Current liabilities
Current maturities of long-term bank loans	13	—	999
Accounts payables		312	220
Lease liability	9	328	271
Government grants liability	14	134	143
Other payables	11	1,517	1,409
		2,291	3,042

Noncurrent liabilities
Government grants liability	14	1,348	1,032
Long-term lease liabilities	9	452	697
Convertible loans	14	—	8,567
		1,800	10,296
Total liabilities		4,091	13,338

Equity
Ordinary share capital		51	153
Share premium and reserves		149,094	116,323
Foreign currency translation reserve		(2)	466
Accumulated deficit		(140,757)	(121,988)
Total equity (deficiency)		8,386	(5,046)

Total liabilities and equity		12,477	8,292

The attached Notes constitute an integral part of the consolidated financial statements.

September 22, 2022	Ron Stern	Meir Kliner	Yishay Curelaru
Financial statements approval date	Chairman	CEO and Director	CFO & COO

AIROBOTICS LTD.
Consolidated Statements of Comprehensive Income

		Year Ended December 31,
	Note	2021	2020
		U.S. dollars in thousands
Revenues	15	3,287	1,609
Cost of revenues	16	3,661	3,477

Gross loss		374	1,868

Research and development expenses	19	7,702	6,387

Sales and marketing expenses	17	3,219	847

General and administrative expenses	18	6,033	2,671

Other expenses (income), net	20	146	(81)

Operating loss		17,474	11,692

Financing expenses	21	1,383	2,693
Financing income	21	88	77

Loss for the period		18,769	14,308

Other comprehensive loss

Other comprehensive loss that may be reclassified to profit or loss in subsequent periods (net of tax):

Exchange differences on translation of foreign operation		2	91
Loss from disposal of foreign operation		466	—
Total other comprehensive loss, net of tax		468	91

Total comprehensive loss		19,237	14,399

The attached Notes constitute an integral part of the consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Changes in Equity (Equity Deficit)

	Ordinary Share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	U.S. dollars in thousands
Balance as of January 1, 2020	153	113,147	557	(107,680)	6,177

Loss for the period	—	—	—	(14,308)	(14,308)
Other comprehensive loss	—	—	(91)	—	(91)
Equity component in a convertible loan	—	2,489	—	—	2,489
Share-based payments	—	687	—	—	687

Balance as of December 31, 2020	153	116,323	466	(121,988)	(5,046)

Loss for the period	—	—	—	(18,769)	(18,769)
Other comprehensive loss	—	—	(468)	—	(468)
Exercise of options	2	39	—	—	41
Equity component in a convertible loan(**)	—	217	—	—	217
Share-based payments(*)	—	7,185	—	—	7,185
Conversion of convertible loan(**)	775	14,123	—	—	14,898
Shareholders contribution to equity(**)	—	3,436	—	—	3,436
Reduction of share par value(*)	(896)	896	—	—	—
Conversion of SAFE liability(**)	8	4,464	—	—	4,472
Issuance of share capital, net of issuance costs(*)	9	5,847	—	—	5,856
Issue costs related to conversion of convertible loan(**)	—	(3,436)	—	—	(3,436)

Balance as of December 31, 2021	51	149,094	(2)	(140,757)	8,386

____________

(*)      See note 12.

(**)    See note 13.

The attached Notes constitute an integral part of the consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Operating activities

Loss	(18,769)	(14,308)

Adjustments to reconcile loss to net cash flows from operating activities
Depreciation and impairment of property and equipment and right-of-use assets	1,861	1,055
Amortization and impairment of intangible assets	32	71
(Gain) or loss on disposal or sale of Property and equipment	(292)	(89)
Share-based payments	7,185	687
Financing expenses, net	1,361	2,732
Revaluation of a government grants	(203)	(247)
Loan forgiveness guaranteed by the US government	(166)	—
Income from disposal of foreign operation	(466)	—
Loss from early termination of leases	—	96
Remeasurement of options	38	—
	9,350	4,305
Changes in items of assets and liabilities:
Decrease (increase) in accounts receivable	(122)	438
Decrease (increase) in other accounts receivable	(108)	794
Increase (decrease) in accounts payable	92	(79)
Increase in other payables	114	28
	(24)	1,181
Net cash used in operating activities	(9,443)	(8,822)

Investing activities
Change in restricted cash, net	(14)	94
Investments in deposits	(4)	—
Proceeds from sale of Property and equipment	997	2
Purchase of Property and equipment	(518)	(1,063)

Net cash provided by (used in) Investing activities	461	(967)

Financing activities
Repayment of loans received	(833)	(816)
Proceeds from exercise of options, net	4	—
Payment of interest for loans and leases	(66)	(170)
Payment of lease liability	(319)	(485)
Receipt of a guaranteed loan from the US government	—	166
Proceeds from issuance of share capital, net	5,856	—
Proceeds from government grants	416	517
Payment of government grant royalties	(69)	(70)
Proceeds from convertible loan(*)	5,446	8,004
Proceeds from SAFE	4,455	—

Cash provided by financing activities	14,890	7,146
Exchange rate differences of cash balances and cash equivalents	(2)	(114)

AIROBOTICS LTD.
Consolidated Statements of Cash Flows — (Continued)

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Net Increase (decrease) in cash and cash equivalents during the year	5,906	(2,757)

Cash and cash equivalents at the beginning of the year	780	3,537
Cash and cash equivalents at the end of the year	6,686	780

(a) Significant non-cash transactions:

Right-of-use asset recognized with corresponding lease liability	64	740
Non-cash share issuance	6	—
Change of use of Property and equipment to inventory	1,210	—
Conversion of convertible loan, SAFE liability & Warrants	19,402	—

____________

(*)      See note 13

The attached Notes constitute an integral part of the consolidated financial statements.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 1 — General:

a.      Airobotics Ltd. (“Company”) was incorporated in Israel on August 5, 2014 and began operations on that date.

b.      The Company collects, analyses, and provides access to information automatically using a UAV (“unmanned aerial vehicle”–multi-motor drone). The Company has developed systems that include data collection and data processing for valuable insights for customers, in an automated process, which does not require human contact and without human intervention, and provides its customers with end-to-end service, which enables the extraction of value from data collected from the airspace using an automated UAV, automatically, quickly, safely, and efficiently.

As of December 31, 2021, considering the expansion of the Company’s operations in the United Arab Emirates, the Company intend to sell the UAV equipment itself (a system that includes the docking station, 2 Drones and Mast), in addition to its service package as described above.

c.      On September 22, 2021 the Company completed its initial public offering (IPO) on the Tel Aviv Stock Exchange (“TASE”). For further information, see Note 12.

d.      As of December 31, 2021, the Company has Wholly Owned Subsidiaries in the United States, Singapore, and Dubai.

The Company’s subsidiary, Airobotics Inc., was incorporated in the United States in 2016 and began operations in 2018. The subsidiary, Airobotics PTI, was incorporated in Singapore during the second quarter of 2019. As of reporting date, the subsidiaries have no sales and marketing activities.

The subsidiary Airobotics PTE was incorporated in Singapore during the second quarter of 2019. As of the reporting date, the subsidiary has no sales and marketing activities.

The subsidiary Airobotics Gulf DMCC was incorporated in Dubai on March 8, 2022. The subsidiary will concentrate sales and marketing activities in the United Arab Emirates and the Persian Gulf countries.

The subsidiary, Airobotics PTY., was incorporated in Australia in 2016 and began operations in June 2017. At the end of 2019, the subsidiary in Australia closed its operations and completed its voluntary liquidation process in June 2021. The Company recorded a gain as a result of the disposal of its operations in Australia.

The subsidiary, Airobotics K.K., was incorporated in Japan during the second quarter of 2019 and, in the first quarter of 2020 closed its operations and was dissolved.

e.      The Company has significant losses since its establishment. During the years the Company has financed its operations mainly through equity, convertible loans from shareholders; bank loans, and grants from the Israel Innovation Authority. The Company has negative cash flow from operating activities of $9,443 thousand and a comprehensive loss of $18,769 thousand for the year ended December 31, 2021, and an accumulated deficit of $140,757 thousand as of December 31, 2021. The Company has not yet signed a new contract with a material customer for 2022, a contract that the Company expected to be a significant part of its future growth. In addition, as of the reporting date, there are no signed orders from customers. The shareholder’s obligation to the Company, as noted in note 1 e (4) below depends on the agreement between the parties and as stated has not been fully realized through the date of approval of the financial statements.

The Company will be required to obtain additional financing in the short term in order to support its operation. The Company’s ability to successfully carry out its business plan is primarily dependent upon the continued financial support from its shareholders and its ability to raise sufficient additional capital. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed to support its operations.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 1 — General: (cont.)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

The management’s plans include, among other things, the following:

1.      On August 4, 2022, the Company entered into a binding merger agreement with Ondas, which is a public company traded on Nasdaq, for further information See also Note 24 (e) .

2.      Efficiency and improving profitability — during 2020 and 2021, the Company’s workforce was reduced. As a result the salary expenses was reduced along with other operating expenses. in order to improve profitability and significantly reduce the operating loss. The Company will consider further reductions in the future, as necessary, if the Company’s plan in connection with the acquisition of the Company by the third party does not succeed, in a manner that does not harm the Company’s current activities and the Company’s ability to provide service to its customers.

3.      Raising additional capital and debt — the Company will act to raise funds from additional sources in the form of capital and/or debt from existing and new shareholders and/or act to receive financing from external sources as needed.

4.      On February 10, 2022, the Company received from a related party a letter of obligation to support the Company as needed, without limit of amount, for a period of at least 24 months from the date of the letter, through capital investment under terms to be agreed between the Company and the related party and pursuant to a board of directors’ resolution to be made. The Company and its legal counsel believe that the letter of obligation is considered a legal agreement that is binding on the related party to invest funds if the Company needs those funds as needed. Also, according to the Company, the related party has the sources of funding to meet the obligation. In addition, in May 2022, the Company received a loan from the related party, as stated in Note 24 (d).

5.      The Company will work to expand its activities in new markets.

6.      In September 20, 2022, the Company entered into a loan agreement according to which Ondas shall provide the Company with credit of up to $1.5 million (see note 24 (g)).

f.       COVID-19 pandemic:

In December 2019, a novel coronavirus (“COVID-19”) was reported in China. During March 2020, it was declared a pandemic by the World Health Organization (“WHO”).

The global COVID-19 pandemic crisis has affected the Company, inter alia, due to traffic restrictions imposed in Israel and world-wide, which cause delays in the scheduling of various projects and limits the ability of Company employees to provide customer site support, canceling business trips and marketing events. At the same time, the COVID-19 pandemic has accelerated the implementation of advanced remote listening measures to assist the work of security and public health institutions around the world. For example, as part of the Singapore government’s efforts to protect public health during the COVID-19 pandemic, Singapore’s Science and Technology Agency (HTX) used Airobotics systems to increase Singapore Police efforts in monitoring gatherings using real-time aerial information transmitted by the

Company’s unmanned aerial vehicle technology. The use of Airobotics’ systems included over 1,200 operational flights over a period of 3 months in a populated area, in the urban area of Singapore.

As of reporting date, the Company believes that its business activity will not be significantly affected. by the COVID-19 pandemic.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies:

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.      Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The Company’s financial statements have been prepared on a cost basis, except for financial assets and liabilities (including derivatives) which are presented at fair value through profit or loss.

The Company has elected to present the profit or loss items using the function of expense method.

b.      Functional currency, presentation currency and foreign currency:

1.      Functional currency and presentation currency:

The presentation currency of the financial statements is the USD.

The Group determines the functional currency of each Group entity.

Assets, including fair value adjustments upon acquisition, and liabilities of an investee which is a foreign operation, are translated at the closing rate at each reporting date. Profit or loss items are translated at average exchange rates for all periods presented. The resulting translation differences are recognized in other comprehensive loss.

Upon the full or partial disposal of a foreign operation resulting in loss of control in the foreign operation, the cumulative gain (loss) from the foreign operation which had been recognized in other comprehensive loss is carried to profit or loss. Upon the partial disposal of a foreign operation which results in the retention of control in the subsidiary, the relative portion of the amount recognized in other comprehensive income is reattributed to non-controlling interests.

2.      Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

c.      Cash Equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment.

d.      Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

e.      Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

f.       Operating Cycle:

The Company’s normal operating period is one year.

g.      Revenue recognition:

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).

Revenue from the sale of goods:

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer.

Revenue from rendering of services:

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The Company charges its customers based on payment terms agreed upon in specific agreements.

h.      Taxes on income:

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

Current Taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

i.       Property and equipment:

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that are used in connection with equipment.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%
Docking stations and Drones	20 – 33
Computers and peripheral equipment	33
Office furniture and equipment	6 – 33
Motor vehicles	20
Leasehold improvements	(*)

____________

(*)      Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the useful life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

j.       Intangible Assets:

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Expenditures relating to internally generated intangible assets, excluding capitalized development costs, are recognized in profit or loss when incurred.

Intangible assets with a finite useful life are amortized on a straight-line basis over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

The intangible assets of the Company consist of software.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%
Software	33

Research and development expenditures:

Research expenditures are recognized in profit or loss when incurred.

Costs incurred in an internal development project are recognized as an intangible asset when the following conditions are met:

-        The Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale;

-        The Company’s intention to complete the intangible asset and use or sell it

-        The ability to use or sell the intangible asset;

-        How the intangible asset will generate future economic benefits;

-        The availability of adequate technical, financial and other resources to complete the intangible asset; and-

-        The ability to measure reliably the expenditures attributable to the intangible asset during its development.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

When an internally developed intangible asset cannot be recognized, the development costs are recognized as an expense in profit or loss as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

The Company focuses on improving existing technology and related software, and is in various stages of project examination and development. As of reporting date, there is no certainty as to the existence of technical, financial and other resources to complete these processes, and accordingly, the Company did not recognize the asset in its financial statements. In light of the above, development expenses up to reporting date did not meet such conditions, and were therefore charged to the statement of comprehensive income when incurred.

k.      Impairment of Non-Financial Assets:

The Company evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

l.       Financial Instruments:

1.      Financial Assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

The Company classifies and measures debt instruments in the financial statements based on the following criteria:

-        The Company’s business model for managing financial assets; and

-        The contractual cash flow terms of the financial asset.

a)      Debt instruments are measured at amortized cost when:

The Company’s business model is to hold the financial assets in order to collect their contractual cash flows, and the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, the instruments in this category are measured according to their terms at amortized cost using the effective interest rate method, less any provision for impairment.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

2.      Impairment of Financial Assets:

The Company evaluates at the end of each reporting period the loss allowance for financial debt instruments which are not measured at fair value through profit or loss. The Company distinguishes between two types of loss allowances:

a)      Debt instruments whose credit risk has not increased significantly since initial recognition, or whose credit risk is low — the loss allowance recognized in respect of this debt instrument is measured at an amount equal to the expected credit losses within 12 months from the reporting date (12-month ECLs); or;

b)      Debt instruments whose credit risk has increased significantly since initial recognition, and whose credit risk is not low — the loss allowance recognized is measured at an amount equal to the expected credit losses over the instrument’s remaining term (lifetime ECLs).

An impairment loss on debt instruments measured at amortized cost is recognized in profit or loss with a corresponding loss allowance that is offset from the carrying amount of the financial asset.

The Company has short-term financial assets such as accounts receivables in respect of which the Company applies the simplified approach in IFRS 9 and measures the loss allowance in an amount equal to the lifetime expected credit losses.

3.      Derecognition of Financial Assets:

A financial asset is derecognized only when:

-        The contractual rights to the cash flows from the financial asset has expired; or

-        The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

-        The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party.

4.      Financial Liabilities:

a)      Financial Liabilities Measured at Amortized Cost:

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability. After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest rate method, except for: Financial liabilities measured at fair value through profit or loss such as derivatives;

b)      Financial Liabilities Measured at Fair Value Through Profit or Loss:

At initial recognition, the Company measures these financial liabilities at fair value. Transaction costs are recognized in profit or loss.

After initial recognition, changes in fair value are recognized in profit or loss.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

5.      Derecognition of Financial Liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or canceled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

When there is a modification in the terms of an existing financial liability, the Company evaluates whether the modification is substantial, taking into account qualitative and quantitative information.

If the terms of an existing financial liability are substantially modified or a liability is exchanged for another liability from the same lender with substantially different terms, the modification or exchange is accounted for as an extinguishment of the original liability and the recognition of a new liability. The difference between the carrying amounts of the above liabilities is recognized in profit or loss.

If the modification in the terms of an existing liability is not substantial or if a liability is exchanged for another liability from the same lender whose terms are not substantially different, the Company recalculates the carrying amount of the liability by discounting the revised cash flows at the original effective interest rate and any resulting difference is recognized in profit or loss.

6.      Complex Financial Instruments:

Convertible loans, which contain both an equity component and a liability component are separated into two components. This separation is performed by first determining the liability component based on the fair value of an equivalent non-convertible liability. The value of the conversion component is determined to be the residual amount. Directly attributable transaction costs are apportioned between the equity component and the liability component based on the allocation of proceeds to the equity and liability components.

7.      Extinguishing financial liabilities with equity instruments:

Equity instruments issued to replace a debt are measured at the fair value of the equity instruments issued if their fair value can be reliably measured. If their fair value cannot be reliably measured, the equity instruments are measured based on the fair value of the financial liability extinguished on the date of extinguishment. The difference between the carrying amount of the financial liability extinguished and the fair value of the equity instruments issued is recognized in profit or loss.

m.     Inventory:

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated costs necessary to make the sale. The Company periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

Cost of inventories is determined as follows:

Raw materials — at cost of purchase using the “first-in, first-out” method.

Work in progress and finished goods — on the basis of average costs including materials, labor and other direct and indirect manufacturing costs based on normal capacity.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

Change of Use — From Property and equipment to Inventory:

Considering the expansion of the Company’s operations in the United Arab Emirates, the Company intend to sell some of the UAV equipment to customers as part of its business model (a system that includes the docking station, 2 Drones and Mast), in addition to its service package as described above. Therefore, as of December 31, 2021, the company has decided to transfer the UAV equipment, that were classified as property, plant, and equipment, to Inventory.

n.      Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement is based on the assumption that the transaction will take place in the asset’s or the liability’s principal market, or in the absence of a principal market, in the most advantageous market.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	—	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	—	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.

Level 3	—	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

o.      Provisions:

A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects part or all of the expense to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense is recognized in the statement of profit or loss net of any reimbursement.

Following are the types of provisions included in the financial statements:

Legal Claims:

A provision for claims is recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required by the Group to settle the obligation and a reliable estimate can be made of the amount of the obligation.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

p.      Employee benefit liabilities:

The Group has several employee benefits plans:

1.      Short Term Employee Benefits:

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.      Post-Employment Benefits:

The plans are normally financed by contributions to insurance companies and classified as defined contribution plans.

The Group has defined contribution plans pursuant to section 14 to the Severance Pay Law under which the Group pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed concurrently with performance of the employee’s services.

All employees of the Company in Israel are subject to Section 14 of Severance Compensation Law, 1963.

q.      Share-Based Payment Transactions:

The Company’s employees or other service providers are entitled to remuneration in the form of equity-settled share-based payment transactions.

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model.

As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss together with a corresponding increase in equity during the period which the performance and/or service conditions are to be satisfied and ending on the date on which the relevant employees become entitled to the award (“the vesting period”). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

If the Company modifies the conditions on which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee/other service provider at the modification date.

If a grant of an equity instrument is canceled, it is accounted for as if it had vested on the cancelation date and any expense not yet recognized for the grant is recognized immediately. However, if a new grant replaces the canceled grant and is identified as a replacement grant on the grant date, the canceled and new grants are accounted for as a modification of the original grant, as described above.

r.       Government Grants:

Government grants are recognized when there is reasonable assurance that the grants will be received, and the Company will comply with the attached conditions.

Government grants received from the Israel Innovation Authority (formerly: the Office of the Chief Scientist in Israel, “the IIA”) are recognized upon receipt as a liability if future economic benefits are expected from the research project that will result in royalty-bearing sales.

A liability for grants received is first measured at fair value using a discount rate that reflects a market rate of interest. The difference between the amount of the grant received and the fair value of the liability is accounted for as a government grant and recognized as a reduction of research and development expenses.

After initial recognition, the liability is measured at amortized cost using the effective interest method. Royalty payments are treated as a reduction of the liability. If no economic benefits are expected from the research activity, the grant receipts are recognized as a reduction of the related research and development expenses. In that event, the royalty obligation is treated as a contingent liability in accordance with IAS 37.

At each reporting date, the Company evaluates whether there is reasonable assurance that the liability recognized, in whole or in part, will not be repaid (since the Company will not be required to pay royalties) based on the best estimate of future sales and using the original effective interest method, and if so, the appropriate amount of the liability is derecognized against a corresponding reduction in research and development expenses.

Amounts paid as royalties are recognized as settlement of the liability.

s.       Leases:

The Company accounts for a contract as a lease when the contract terms convey the right to control the use of an identified asset for a period of time in exchange for consideration.

1.      The Group as lessee:

For leases in which the Company is the lessee, the Company recognizes on the commencement date of the lease a right-of-use asset and a lease liability, excluding leases whose term is up to 12 months and leases for which the underlying asset is of low value. For these excluded leases, the Company has elected to recognize the lease payments as an expense in profit or loss on a straight-line basis over the lease term. In measuring the lease liability, the Company has elected to apply the practical expedient in IFRS 16 and does not separate the lease components from the non-lease components (such as management and maintenance services, etc.) included in a single contract.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies: (cont.)

Leases which entitle employees to a company car as part of their employment terms are accounted for as employee benefits in accordance with the provisions of IAS 19 and not as subleases.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease, if that rate can be readily determined, or otherwise using the Company’s incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.

On the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured applying the cost model and depreciated over the shorter of its useful life and the lease term.

2.      Variable lease payments that depend on an index:

On the commencement date, the Company uses the index rate prevailing on the commencement date to calculate the future lease payments.

For leases in which the Company is the lessee, the aggregate changes in future lease payments resulting from a change in the index are capitalized (without a change in the discount rate applicable to the lease liability) to the right-of-use asset and recorded as an adjustment of the lease liability, only when there is a change in the cash flows resulting from the change in the index (that is, when the adjustment to the lease payments takes effect).

3.      Lease extension and termination options:

A non-cancelable lease term includes both the periods covered by an option to extend the lease when it is reasonably certain that the extension option will be exercised and the periods covered by a lease termination option when it is reasonably certain that the termination option will not be exercised.

In the event of any change in the expected exercise of the lease extension option or in the expected non-exercise of the lease termination option, the Company remeasures the lease liability based on the revised lease term using a revised discount rate as of the date of the change in expectations. The total change is recognized in the carrying amount of the right-of-use asset until it is reduced to zero, and any further reductions are recognized in profit or loss.

4.      Lease modifications:

If a lease modification does not reduce the scope of the lease and does not result in a separate lease, the Company remeasures the lease liability based on the modified lease terms using a revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

If a lease modification reduces the scope of the lease, the Company recognizes a gain or loss arising from the partial or full reduction of the carrying amount of the right-of-use asset and the lease liability. The Company subsequently remeasures the carrying amount of the lease liability according to the revised lease terms, at the revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 3 — Significant accounting judgments, estimates and assumptions used in the preparation of the financial statements:

In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

a.      The Judgments:

Determining the Fair Value of a Share-Based Payment:

The fair value of share-based payment transactions is determined upon initial recognition by an acceptable option pricing model. The inputs to the model include share price, exercise price and assumptions regarding expected volatility, expected life of share option and expected dividend yield.

Development Costs:

The Company’s management consider whether the criteria for recognizing costs in respect of development projects as intangible assets are met.

In all the reporting periods, the criteria for recognizing development project costs as an intangible asset have not been met. Accordingly, all development costs were recognized in profit or loss.

b.      Estimates and Assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are recognized in the period the change in estimate was made.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Group that may result in a material adjustments to the carrying amounts of assets and liabilities in the financial statements within the next financial year are discussed below:

Financial Instruments:

In examining the classification of financial instruments as equity or debt, the Company considers whether the conversion option in the convertible instruments, including convertible loans, complies with the fixed for fixed rule. See also note 13 F below.

Legal Claims:

In assessing the likelihood of the outcome of the legal claims filed against the Company and its investees, the companies relied on the opinion of their legal counsel. These assessments are based on the legal counsel’s best professional judgment, taking into account the stage of the proceedings, and legal precedents in respect of the different issues. As the outcome of the claims will be determined by the courts, the actual results may differ from these estimates.

Government Grants:

Government grants received from the Israel Innovation Authority at the Ministry of Economy and Industry, are recognized as a liability if future economic benefits are expected from the research and development activities that will result in royalty-bearing sales. There is uncertainty regarding the estimated future cash flows used to measure the amount of the liability.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 3 — Significant accounting judgments, estimates and assumptions used in the preparation of the financial statements: (cont.)

Determining the Fair Value of unquoted Financial Instruments:

The fair value of unquoted financial instruments classified at level 3 in the fair value hierarchy is determined using valuation techniques, generally using future cash flows discounted at current rates applicable for items with similar terms and risk characteristics. Changes in the estimated future cash flows and estimated discount rates, after consideration of risks such as liquidity risk, credit risk, and volatility, may affect the fair value of these instruments.

Note 4 — Disclosure of New Standards in the Period Prior to their Adoption:

a.      Amendments to IAS 1 — Presentation of Financial Statements:

In January 2020, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements” (“the Amendment”) regarding the criteria for determining the classification of liabilities as current or non-current.

The Amendment includes the following clarifications:

•        What is meant by a right to defer settlement.

•        That a right to defer must exist at the end of the reporting period.

•        That classification is unaffected by the likelihood that an entity will exercise its deferral right.

•        That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively. Early application is permitted.

In the Company’s opinion, the Amendments are not expected to have a material effect on its financial statements.

b.      Amendment to IAS 16, “Property and equipment”:

In May 2020, the IASB issued an amendment to IAS 16, “Property and equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of Property and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

The Amendment is effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. The Amendment is to be applied retrospectively, but only to items of PP&E made available for use on or after the beginning of the earliest period presented in the financial statements in which the company first applies the Amendment. The company should recognize the cumulative effect of initially applying the Amendment as an adjustment to the opening balance of retained earnings at the beginning of the earliest period presented.

In the Company’s opinion, the Amendment is not expected to have a material effect on its financial statements.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 4 — Disclosure of New Standards in the Period Prior to their Adoption: (cont.)

c.      Amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors”:”

In February 2021, the IASB issued an amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors” (“the Amendment”), in which it introduces a new definition of “accounting estimates”.

Accounting estimates are defined as “monetary amounts in financial statements that are subject to measurement uncertainty”. The Amendment clarifies the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors.

The Amendment is to be applied prospectively for annual reporting periods beginning on or after January 1, 2023 and is applicable to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Early application is permitted.

The Company is evaluating the effects of the Amendment on its financial statements.

d.      Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”:

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (“the Amendment”).

According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of Property and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. Early application is permitted.

The Company estimates that the application of the Amendment is not expected to have a material impact on the financial statements.

Note 5 — Cash and Cash Equivalents:

	December 31,
	2021	2020
	U.S. dollars in thousands
Cash and cash equivalents, in Dollars	3,060	676
Cash and cash equivalents, in NIS	3,534	101
Cash and cash equivalents, in other currencies	92	3
	6,686	780

Note 6 — Accounts Receivable:

a.      Trade Receivable, net:

	December 31,
	2021	2020
	U.S. dollars in thousands
Open accounts	250	128

As of December 31, 2021, the Company has recognized bad debts totaling $10 thousands.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 6 — Accounts Receivables: (cont.)

As of December 31, 2021 and 2020, no allowance for expected credit losses was recognized by the Company.

As of December 31, 2021 and 2020, the Company had a major customer in Singapore for which revenue constitutes approximately 86% and 63% of the Company’s revenues in each year, respectively.

b.      Following is information about the credit risk exposure of the Company’s accounts receivable:

	Accounts receivables – Open Accounts (without Delays in Collection)	Past due accounts receivable
		Up to 30 Days	31-60 Days	61-90 Days	91-120 Days	Over 120 Days	Total
		U.S. dollars in thousands
		December 31. 2021
Gross carrying amounts	69	—	120	—	—	61	250

		December 31, 2020
Gross carrying amounts	108	—	20	—	—	—	128

Note 7 — Inventory:

	December 31,
	2021	2020
	U.S. dollars in thousands
Finished product	1,210	—
	1,210	—

Please see Note 2 (m) for further details regarding transfer of property and equipment to inventory

Note 8 — Other Accounts Receivable:

	December 31,
	2021	2020
	U.S. dollars in thousands
Government authorities	160	82
Prepaid expenses	215	182
Other items	18	16
	393	280

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 9 — Leases:

As of December 31, 2021, and 2020, the Company’s leases include office real estate and vehicles (mainly offices) for average lease of 3.5 years.

a.      Details of Lease Transactions:

	December 31,
	2021	2020
	U.S. dollars in thousands
Interest expense on lease liability	55	115
Total cash paid for leases	490	629

b.      The Company has three agreements for leases of offices. The Company’s operations are carried out mainly from its offices in Petah Tikva, which the Company leases under three agreements with the same landlord. The agreements are valid until December 31, 2023, February 28, 2024, and November 30, 2024.

The Company also leases one property in Houston, Texas — a warehouse for the Company’s equipment and systems, which the Company rents on a monthly basis.

In addition, the Company leases several vehicles, and during 2021 it also temporarily leased an office in Dubai for the period of January 1, 2021 until December 31, 2021.

c.      Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

U.S. dollars in thousands
Balance as of January 1, 2020	913
Depreciation expenses	(360)
Changes in the Consumer Price Index	(5)
Additions during the year	740
Termination of leases	(396)

Balance as of December 31, 2020	892
Depreciation expense	(296)
Update due to changes in the Consumer Price Index	15
Additions during the year	63

Balance as of December 31, 2021	674

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 10 — Property and equipment:

	Vehicles	Docking stations and drones(1)(2)	Computers and peripheral equipment	Machinery, Office furniture and Equipment	Leasehold Improvements	Total
	U.S. dollars in thousands
Cost:
Balance as of January 1, 2020	55	4,488	1,231	842	1,175	7,791
Additions during the year:
Purchases	—	980	10	43	—	1,033
Adjustments arising from translating financial statements of foreign operations	—	13	—	—	—	13
Decreases during the year:
Disposals	(4)	(438)	—	(57)	—	(499)
Balance as of December 31, 2020	51	5,043	1,241	828	1,175	8,338
Additions during the year:
Purchases	—	402	59	49	3	513
Decreases during the year:
Classification to inventory(3)	—	(1,374)	—	—	—	(1,374)
Sales	(36)	(625)	—	(14)	—	(675)
Disposals	—	(52)	(1,094)	(401)	(5)	(1,552)

Balance as of December 31, 2021	15	3,394	206	462	1,173	5,250

Accumulated Depreciation and impairment:
Balance as of January 1, 2020	19	445	935	436	284	2,119
Additions during the year:
Depreciation	10	337	204	99	117	767
Decreases during the year:
Reversal of an impairment loss	—	(206)	—	—	—	(206)
Disposals	(2)	(438)	—	(13)	—	(453)

Balance as of December 31, 2020	27	138	1,139	522	401	2,227
Additions during the year:
Depreciation	3	371	97	77	120	668
Impairment	—	955	—	—	—	955
Decreases during the year:
Classification to inventory(3)	—	(164)	—	—	—	(164)
Sales	(15)	—	—	(11)	—	(26)
Disposals	—	(52)	(1,094)	(401)	(5)	(1,552)

Balance as of December 31, 2021	15	1,248	142	187	516	2,108

Depreciated cost as of December 31, 2020	24	4,905	102	306	774	6,111
Depreciated cost as of December 31, 2021	—	2,146	64	275	657	3,142

____________

(1)      This group includes docking stations and drones in the construction process, at a net cost after impairments of $1,883 thousand and $2,428 thousand, as of December 31, 2021, and 2020, respectively.

(2)      In the year ended December 31, 2021, the Company recognized impairment losses of $955 thousand, because of technological equipment obsolescence. The impairment was charged to other expenses in the 2021 Statement of Comprehensive Income.

(3)      See Note 2 (m)

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 11 — Other Payables:

	December 31,
	2021	2020
	U.S. dollars in thousands
Employees and payroll accruals	664	705
Provision for vacation pay	669	513
Accrued expenses	163	135
Other payables	21	56
	1,517	1,409

Note 12 — Equity:

On September 12, 2021, the Company completed its initial public offering (IPO) on the Tel Aviv Stock Exchange. As part of the IPO, 16,560,599 shares of the Company were registered for trading on the Tel Aviv Stock Exchange.

3,027,000 Ordinary Shares of NIS 0.01 par value were issued to the public at a price of NIS 7.07 per share. The proceeds to the Company from the initial public offering was NIS 21,401 thousand and issuance costs were $1,348 thousand. $819 thousand of the issuance costs were classified to Equity and $529 thousand were classified to profit or loss.

On September 12, 2021 the Company’s board of directors approved a 1:28 reverse share split. In addition, the par value per share was reduced to NIS 0.01 per share. As a result, options’ exercise price was adjusted to reflect the reverse share split.

The Company’s share capital as of December 31, 2021 and 2020:

	December 31, 2021		December 31, 2020
	Issued and outstanding	Authorized	Issued and outstanding	Authorized
	Number of shares
Ordinary Shares, NIS 0.01 par value	16,617,397	110,714,286	54,396,834	690,000,000
Ordinary “A” Shares, NIS 0.01 par value	—	—	—	10,000,000
	16,617,397	110,714,286	54,396,834	700,000,000

a.      Shareholders’ Rights:

Rights attached to ordinary shares are the right to be notified of General Meetings of the Company, participate and vote in those meetings, and the right to receive dividends, if declared.

On June 15, 2021 and July 19, 2021, the Company’s Board of Directors and the General Meeting of the Company’s shareholders approved, respectively, that from the date of completion of the IPO, all Ordinary “A” Shares of the Company would be converted into Ordinary Shares.

b.      Share based payment:

1.      Share based payment:

According to a share-based payment plan established in 2015 (“Share Plan”), each option granted under this plan can be exercised until its expiration date. Options that are canceled or forfeited before expiration date, will become available for future grant. An option granted under the plan will expire no later than ten years after the grant date.

The range of exercise prices for share options outstanding as of December 31, 2021 are between NIS 0.28 to NIS 7.07. The range of exercise prices for share options outstanding as of December 31, 2020 are between and NIS 0.01 — NIS 4.5.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 12 — Equity: (cont.)

Grants for the year ended 2021:

a)      In January 2021, the Company granted to its employees and service providers 1,698,390 options to purchase Ordinary Shares of the Company. The options have a contractual term of 10 years. The options will vest over a period of up to two years.

b)      In September 2021, the Company granted 4,336,471 options to Company’s employees, service providers, and a consultant as specified below:

1)      1,164,744 options were granted to Company’s employees and service providers to purchase 1,164,744 Ordinary Shares of the Company. The exercise price range of the stock options is NIS 0.28 and NIS 1, respectively. The options have a contractual term of 10 years. The options will vest over a period of up to two years.

2)      1,035,000 options were granted to a consultant, to purchase 1,035,000 Ordinary Shares of the Company, at an exercise price of NIS 7.07. Each option can be exercised to an Ordinary Share of the Company and have a contractual term of 10 years. The options will vest over a period of up to two years.

3)      2,136,727 options were granted to members of Company management to purchase 2,136,727 Ordinary Shares of the Company, as follows: (1) 2/3 of the options at an exercise price of NIS 7.07; (2) 1/3 of the options at an exercise price of NIS 14.14. The options will vest over a period of 4 years.

c)      In December 2021, the Company granted 381,616 options to employees, a service provider and a consultant as follows:

1)      116,236 options were granted to employees and service providers to purchase 116,236 Ordinary Shares of the Company. The exercise price range of the options is NIS 0.28 and NIS 1, respectively. The options have a contractual term of 10 years, The options will vest over a period of up to two years.

2)      132,700 options were granted to a consultant, to purchase 132,700 Ordinary Shares of the Company, at an exercise price of NIS 7.07. The options have a contractual term of 10 years. The options will vest over a period of up to two years.

3)      132,680 options were granted to two external directors of the Company to purchase 132,680 Ordinary Shares of the Company at an exercise price of NIS 7.07. Each option can be exercised to an Ordinary Share of the Company and have a contractual term of 4 years. The options will vest over a period of up to three years.

2.      Purchase of Ordinary “A” Shares:

On May 18, 2020 and June 23, 2020, the Company’s Board of Directors and the General Meeting of the Company’s shareholders approved, respectively, a “Carve-Out” option plan for the purchase of Ordinary “A” shares of the Company. The option vests over a period of up to two years. The options that are canceled or forfeited before the expiration date will become available for future grant. Ordinary “A” Shares bear the same rights as Ordinary Shares also have and a preferred right to receive 16% of the consideration to be received upon any liquidation event or acquisition of the Company event, if the total consideration is greater than $20.2 million (divided by quantity of shares that each recipient will have according to the plan at that time), together with the repayment of the convertible loan (refer to Note 13 (f)) whereas the lenders will be entitled to receive the consideration up to the maximum amount to which they are entitled according to the convertible loan agreement.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 12 — Equity: (cont.)

The fair value of the options for Ordinary “A” shares approximates zero, because of the voluntary conversion of the convertible loan — see Note 13f (4).

On June 15, 2021 and July 19, 2021, the Company’s Board of Directors and the General Meeting of the Company’s Shareholders, respectively, confirmed that from the date of completion of the IPO according to the prospectus, the shares to be issued under this program, will be Ordinary Shares instead of Ordinary “A” shares, the cancellation of the preferred right and update of the plan, respectively.

Following the Lead Lenders decision to convert the CLA into a fixed number of shares, which left a certain percentage of shares for the option plan, (although at the lead lenders could have converted the CLA close to 100%) this decision according to the company’s management reflects as if the carve-out options were re-granted. The value determined for this award is approx. $633 thousand.

Under the plan, 351,570 options were granted to employees in 2020.

3.      The following table presents the movement in share options and the weighted average exercise prices of share options:

	Year Ended December 31, 2021
	Number of options	Weighted Average- Exercise Price	Weighted Average remaining contractual term in years
Share options outstanding at beginning of year	5,544,611	$0.678	3.82
1:28 reverse options split(*)	(5,346,589)	—	—
Share options granted during the year	6,768,045	$0.2304	9.72
Share options exercised during the year	(59,510)	$0.09	—
Share options forfeited/expired during the year	(142,342)	$0.6783	—
Share options outstanding at end of year	6,764,215	$0.2972	9.73
Share options exercisable at end of year	2,861,715	$0.2849	9.71

____________

(*)      The number of options was adjusted due to the reverse share split of 1:28. In addition, the weighted average exercise price was also adjusted.

	Year Ended December 31, 2020
	Number of options	Weighted Average- Exercise Price	Weighted Average remaining contractual term in years
Share options outstanding at beginning of year	5,860,030	$0.677	4.59
Share options forfeited/expired during the year	(315,419)	$0.334	—
Share options outstanding at end of year	5,544,611	$0.678	3.82
Share options exercisable at end of year	4,269,167	$0.504	4.5

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 12 — Equity: (cont.)

4.      Measurement Fair Value

The following table lists the inputs to the binomial model used for the fair value measurement of equity-settled share options:

Year ended December 31, 2021
Dividend yield (%)	0%
Expected volatility in share prices (%)	56.08% – 77.3%
Risk-free interest rate (%)	0.10% – 1.401%
Predicted life of share (in years)	2.25 – 10
Share price (NIS)	5.295 – 7.07

5.      Share-Based Payment Expenses:

The Company recognized expenses in respect of share-based payments for employees and non-employee service providers in its consolidated financial statements for the years ended December 31, 2021 and 2020 as follows: (See also Note 12B)

	Year Ended December 31, 2021
	2021	2020
	U.S. dollars in thousands
Cost of revenues	603	4
Research and development expenses	1,607	89
Sales and marketing expenses	1,770	12
General and administrative expenses	3,205	582
Total expenses – share-based payments plan	7,185	687

Note 13 — Financial Instruments:

a.      Financial Liabilities, Interest-Bearing Loans:

	Original maturity date	December 31,
		2021	2020
		U.S. dollars in thousands
Bank loans(1)	30.6.2021	—	833
PPP loans in the United States(2)	—	—	166
Convertible loan(3)	31.3.2022	—	8,567
		—	9,566

____________

          The fair value of the loans above is not materially different from their carrying amount.

(1)      On June 1, 2021, the Company repaid the principal and interest on a loan from Silicon Valley Bank (SVB) and thereby settled its obligations in connection with this loan. The liens recorded in favor of the bank in connection with this loan were also removed.

(2)      On May 25, 2020, the Company received a loan under the Paycheck Protection Program (“PPP”), administered by the United States Department of Small Business. The loan is intended to be used to finance salary expenses, rent and bills for 24 weeks. Under the rules of the program, the Company was entitled to a waiver from the bank. The Company recorded income due to settlement of the loan in 2021.

(3)      The annual interest rate on the loan is 6%. Upon completion of the IPO according to the prospectus in September 2021, the debt was converted to shares. The Company has no additional obligations to the lenders in connection with the convertible loan agreement. For further details regarding the convertible loan, in connection with the effective interest rate, the repayment date and additional conditions, see note 13 f below.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

b.      Management’s Objectives and Policies Regarding Financial Risk Management:

The Group is exposed to market risks (foreign exchange risk, consumer price index risk, interest rate risk and price risk), credit risk and liquidity risk.

1.      Market Risks:

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Market risk includes three types of risk: currency risk, interest rate risk and price risk. Financial instruments affected by market risk include, among others, loans and credits, deposits, short-term investments and derivative financial instruments.

a)      Foreign Currency Risk:

Foreign currency risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates. The Company is exposed to the exchange rate risk resulting from exposure to various currencies, especially the New Israel Shekel in connection with salary costs in Israel.

b)      Interest Rate Risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates.

The Company’s exposure to the risk of changes in market interest rates relates primarily to its short-term liabilities at variable interest rates.

2.      Credit Risk:

Credit risk is the risk that the counter party will not meet its obligations as a customer or its obligations arising from a financial instrument and as a result the Group will incur a loss. The Group is exposed to credit risk as a result of its operating activities (mainly accounts receivable and contract assets) and its financing activity, including deposits with banks and other financial institutions.

3.      Liquidity Risk:

The Group monitors the risk to a shortage of funds using a liquidity planning tool.

The Group’s objective is to maintain a balance between continuity of funding and flexibility by using overdrafts, bank loans and convertible loans.

The following table shows the maturity of the Group’s financial liabilities according to its contractual terms on contractual undiscounted payments (including interest payments):

December 31, 2021:

	Up to One Year	One Year to Two Years	Two Years to Three Years	Three Years to Five Years	Total
	U.S. dollars in thousands
Accounts payables	311	—	—	—	311
Other payables	1,517	—	—	—	1,517
Government grants liability	147	271	499	1,511	2,427
Lease liability	382	357	98	—	837
	2,357	628	597	1,511	5,092

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

December 31, 2020:

	Up to One Year	One Year to Two Years	Two Years to Three Years	Three Years to Four Years	Total
	U.S. dollars in thousands
Bank loans	1,004	—	—	—	1,004
Accounts payables	220	—	—	—	220
Other payables	1,409	—	—	—	1,409
Convertible loans	—	8,567	—	—	8,567
Government grants liability	169	285	755	694	1,903
Lease liability	364	342	319	81	1,106
	3,166	9,194	1,074	775	14,209

c.      Loans and Options:

On December 19, 2016, the Company entered into a loan agreement with Silicon Valley Bank (“SVB”), pursuant to which the Company obtained a loan in the aggregate principal amount of $5,000 thousand. The loan will mature in 48 months from issuance date, and carries variable interest at an annual rate of Prime plus 3.5%.

In connection with the loan agreement, the Company issued options to SVB, which may be exercised, in part or in full, for 193,243 Preferred “B” shares of the Company (upon the CLA, the right was converted into Ordinary Shares of the Company(see note f below)). The exercise price of the options is $1.81119 per share option. The option is convertible, in part or in full, up to the earliest of: (I) 15 years after the option was granted, or (II) the sale of the Company, in exchange for cash and/or shares of a publicly traded company.

The loan and the issuance of the options was accounted for as an issuance of a package of securities. Accordingly, the Company first measured the fair value of the options which constitutes a financial liability that will be measured at fair value through profit or loss. The residual of the consideration was attributed to a loan that constitutes a financial liability that is measured at amortized cost.

On August 16, 2018, the Company signed an amendment to the loan agreement with SVB, under which SVB granted the Company an additional loan of $5,000 thousand. The loan is for a period of 7 months and carries a variable interest rate of Prime plus 2.25%. The loan was repaid in one installment on October 3, 2018. As part of the loan agreement, the Company issued options to SVB, which can be exercised, in part or in full, for 138,312 Preferred “C” shares of the Company (upon the CLA, the right was converted to Ordinary Shares of the Company (see note f below)), up to 15 years, from the date of grant of the option. The exercise price of the options is, $2.5305 per share.

1.      The Loan Amount (together with accrued interest thereon) and the Pull-Through Amount have conversion options due to the following events:

a)      Automatic conversion upon qualified financing- the Loan Amount (together with accrued interest thereon) and the Pull-Through Amount will automatically convert into a new kind of equity securities at a conversion price equal to 80% of the per-share price paid by the investors in such qualified financing.

b)      voluntary conversion at any time- the investors holding more than 51% of the total.

outstanding loan amount have the right to voluntarily convert the Loan Amount (together with accrued interest thereon) and the Pull-Through Amount into equity of the Company upon any terms as may be determined by the aforesaid majority.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

2.      Under an amendment to the convertible loan agreement of December 22, 2020, various amendments were made, the primary ones of which are: the date for which funds can be invested under the convertible loan agreement has been extended until March 31, 2022 so that the remaining $5,000 thousand balance can be invested. In addition, the manner of calculation of the consideration that will be paid to lenders in the event of liquidation, in the event of the Company’s acquisition, with the maximum eligibility of the lenders in the distribution event will be to receive benefits of a maximum amount that does not exceed $99,197 thousand. In addition, it was determined that in the event of a voluntary conversion, the loan and the Pull-Through Amount, will be converted into the Company’s capital, all in accordance with the mechanism and internal conversion ratio between the predetermined lenders (it should be clarified that this is not the conversion ratio of the debt to capital but rather the internal division between the lenders as determined in advance).

3.      As part of another loan amendment of January 22, 2021, the convertible loan agreement was amended so that lenders could convert the loan and Pull Through Amount also into two parts if they so wish — first converting the Pull Through Amount, and then converting the loan amount itself into Company shares, and all in accordance with a predetermined mechanism and conversion ratio between lenders. The Company was advised by the lenders that they intend to convert the balance of the debt into Ordinary Shares of the Company, in accordance with the conversion loan agreement.

It should be noted that, after the debt conversions and the allocation of the shares as noted above, the debt will be considered fully paid and the Company will not have any additional obligations to the lenders in connection with the convertible loan agreement.

As, in accordance with the terms of the conversion loan the lenders may elect, in their sole discretion, to convert the entire outstanding Debt and aggregate Pull-Through Loan Amount into equity of the Company upon any terms as may be determined in the discretion of the Lead Lenders (including a holding of 100%), the Company treated the conversion option as an equity instrument. Accordingly, the Company treated the conversion loan as a complex instrument that includes a liability component measured at amortized cost (“ordinary loan”) and an equity component in respect of the conversion option. At the time of obtaining the loan, the Company first measured the fair value of the ordinary loan in accordance with an annual market interest rate of 41% and attributed the difference between the consideration and the fair value to as the shareholders’ contribution to equity.

Due to the amendment to the agreement of December 22, 2020 and since this is a material change in quantitative terms, the Company re-measured the loan at fair value in accordance with the capitalization of cash flows according to the annual market interest rate of 10.41% . Given the above, due to the possibility of converting the loan into Ordinary Shares on upon any terms as may be determined in the discretion of the Lead Lenders, the Company imputed the difference between the loan amount recognized in the financial statements on the date of the terms change and the loan amount calculated after changing the terms directly to capital.

Accordingly, in 2020 the Company raised a total of $2,489 thousand in financing as part of loans received. In 2020, the Company recognized financial expenses of $ 2,344 thousand in respect of such convertible loans. In 2021, the Company charged $217 thousand to equity in connection with loans received. In 2021, the Company recognized financial expenses of $1,102 thousand in respect of said convertible loans.

On the date of completion of the IPO, based on the prospectus, the debt was converted to ordinary shares. The debt is considered repaid in full, and the Company has no additional obligations to the lenders in connection with the convertible loan agreement. The number of the shares granted was 248,081,491 and after a reverse share split of 1:28, 8,860,053 shares. In addition, on the day of the conversion of the convertible loan, the Company recorded a contribution to equity, against the issuance expenses deducted from share premium relating to the conversion of the convertible loan, in the amount

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

of $3,436 thousand. These are not costs of the Company but with the consent of the lenders not to convert the convertible loan in exchange for a full dilution of the existing shareholders. The convertible loan holders decided to cede to the shareholders who participated in the Company’s previous issuance rounds but did not participate in the convertible loan agreement, 9% of the Company’s capital at the time of the loan conversion, and another 2% to shareholders who did not participate in previous rounds.

d.      During May 2021, the Company entered into a Simple Agreement for Future Equity (SAFE) in amount of $4.4 million. The number of shares allocated to investors was calculated, based on the invested amounts as 75% of the effective price of the shares under the issuance, that is, 2,712,329 Ordinary Shares of the Company, NIS 0.01 par value. The issuance of shares under the SAFE agreements was made at the date of completion of the issuance under the prospectus (after the conversion of the debt according to the CLA and the reverse share split), and before the listing of the Company’s securities on the stock exchange according to the prospectus. In addition, according to the SAFE agreements, investors were granted options to purchase additional shares of the Company, such that the number of options will be equal to the number of shares allocated to investors, and a total of 2,712,329 options for Ordinary Shares NIS 0.01 par value. The option can be exercised from the date of completion of the issuance and up to 36 months after the date of granting the option. The exercise price reflects 75% of the price of the Company’s shares in the issuance, which is NIS 5.3025. In addition, each investor may exercise his options through a cashless exercise for a number of shares that will be calculated in accordance with the mechanism prescribed by the option, in accordance with the difference between the fair market value1 of the shares and the exercise price.

e.      The Company signed a consulting agreement with a broker, in connection with the SAFE agreements, according to which the broker was granted 50,320 options that can be exercised for 50,320 Ordinary Shares of the Company. The option is exercisable from the date of completion of the issuance until the expiration of 36 months from the date of granting the option, at an exercise price of NIS 7.07.

f.       Under the underwriting agreement with the underwriters, 706,844 exercisable options were granted, available for conversion into 706,844 Ordinary Shares of the Company, as well as 19,978 options each exercisable for one Ordinary Share of the Company, which were granted to the IPO sale agent. The options can be exercised from the date of completion of the issuance until the expiration of 18 months from that date, at an exercise price of NIS 7.07.

g.      Sensitivity Tests for Change in Market Factors

Foreign Currency Sensitivity Analysis:

The following table demonstrates the sensitivity test to a reasonably possible change in Shekel exchange rates, with all other variables held constant. The impact on the Company’s Loss before tax is due to changes in the fair value of the financial liabilities.

	Sensitivity Test For Changes in the Exchange Rate of the Shekel
	Gain (Loss) – Change
	5% Increase in the Exchange Rate of the Shekel	5% Decrease in the Exchange Rate of the Shekel
	U.S. dollars in thousands
2021	135	(135)
2020	109	(109)

____________

1        The closing price of the Company’s shares on the stock exchange on the business day before the exercise date.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 13 — Financial Instruments: (cont.)

Interest Rate Sensitivity Analysis:

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans. With all other variables held constant, the effect of the changes in interest rates on the Company’s Loss before tax is as follows:

	Sensitivity Test for Changes in the Interest Rates
	Gain (Loss) – Change
	5% Increase in the Interest Rate	5% Decrease in the Interest Rate
	U.S. dollars in thousands
2021	(4)	4
2020	(60)	60

Note 14 — Contingent Liabilities, Commitments, Liens, Claims, and Guarantees

a.      Commitments:

1.      Royalties to the Israel Innovation Authority

The Company has received grants from the Israel Innovation Authority (“IIA”) to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $2.6 million through December 31, 2021. All of these are royalty-bearing grants.

In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amounts of grants received plus interest at LIBOR.

Through December 31,2021, an amount of $365 thousand royalties has been paid to the IIA.

The Company’s royalty liability to the IIA at December 31, 2021, including grants received by the Company and the associated LIBOR interest on all such grants totaled to $2.4 million.

b.      Liens:

1.      On June 1, 2021, the Company repaid the principal and interest on its loan with Silicon Valley Bank (SVB) and thus ended its obligations in connection with this loan. The liens recorded in favor of the bank in connection with this loan were also removed.

2.      As of December 31, 2020, the Company has restricted cash in respect of credit card facilities of $49 thousand. As of December 31, 2021, the Company has restricted cash in respect of credit card facilities of $62 thousand.

c.      Legal claims contingency:

1.      On September 11, 2020, a former employee of the Company sued the U.S. subsidiary for $50 thousand in a court in Arizona. On January 20, 2021, the employee filed a motion to dismiss the claim, and it was deleted. The employee later filed a motion to open arbitration proceedings in New York. On November 22, 2021, the Company signed a settlement agreement with the former employee for an immaterial amount and the arbitration procedure was immediately terminated.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 14 — Contingent Liabilities, Commitments, Liens, Claims, and Guarantees (cont.)

2.      On August 26, 2021, a claim was filed in Texas against a Company subsidiary in the United States and against a former employee of the subsidiary. The plaintiff claimed personal injury damages following a car accident between him and a former company employee. As of reporting date, the case is still in the early stages of discovery. U.S. insurance company attorneys believe, upon initial review, the likelihood of a lawsuit at 50%, and, based on the information available at this time, believe the amount of compensation at about $50 thousand.

The limitations of the federal insurance company’s commercial vehicle policy covering the U.S. subsidiary in this case are $1 million (“base policy”) per event for personal injury claims. In addition, the U.S. subsidiary has a federal insurance company’s excess insurance policy that provides an additional $5 million over the coverage in the base policy. Based on the information available to date, it does not appear that the Plaintiff’s claim will exceed these limits by either settlement or judgment.

Note 15 — Revenue:

The Company has service agreements for collecting and making information accessible according to the customer’s needs.

Set out below is the disaggregation of the Group’s revenue by geographical markets:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Singapore	2,841	1,259
Israel	326	249
United States	—	101
United Arab Emirates	120	—
	3,287	1,609

Set out below is the disaggregation of the Group’s revenue by type of customer:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Supervisory and Police Authorities (‘Smart City’)	2,961	1,259
Industry	326	245
Security	—	105
	3,287	1,609

Note 16 — Cost of Revenue:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	1,308	1,537
Offsite contracting and travel	441	818
Depreciation and amortization	266	326
Distribution to customers	267	176
Materials usage	136	75
Share-based payment	603	4
Office maintenance	242	198
Other items	398	343
	3,661	3,477

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 17 — Sales and Marketing Expenses:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	788	477
Advertising and marketing expenses	505	215
Travel	27	47
Share-based payment	1,770	12
Depreciation and amortization	4	6
Other items	125	90
	3,219	847

Note 18 — General and Administrative Expenses:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	1,349	1,005
Share-based payment (see Note 12B (1))	3,205	582
Depreciation and amortization	492	660
Initial public offering related expenses	486	—
IT, legal, consulting, and others	189	217
Rents and maintenance	312	207
	6,033	2,671

Note 19 — Research and Development Expenses:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Wages, salaries, and benefits	4,772	4,435
Offsite contracting and travel	484	1,073
Other research and development expenses	648	749
Depreciation and amortization	177	206
Share-based payment (see Note 12B (1))	1,607	89
Materials usage	216	82
	7,904	6,634
Less – changes in estimated government grants	(202)	(247)
	7,702	6,387

Note 20 — Other expenses (income), net:

	Year Ended December 31,
	2021	2020
	U.S. dollars in thousands
Impairment losses (Reversal of an impairment loss)(1)	955	(206)
Loss (capital gain) from sale and disposal of fixed assets(2)	(343)	29
Gain on realization of translation differences – foreign operations	(466)	—
Other items	—	96
	146	(81)

____________

(1)      See note 9

(2)      The sale of Property and equipment of the Company’s systems to a government body in the United Arab Emirates in the amount of $1 million was recorded net, as a capital gain under other income in the amount of $343 thousand.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 21 — Financial Income and Expenses:

	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Financial expenses:
Interest expenses on loans	11	104
Financial expenses in respect of the convertible loan	1,102	2,344
Financial expenses in respect of a lease liability	55	64
Financial expenses in respect of a commitment to the Israel Innovation Authority	163	164
Remeasurement of options	38	—
Bank commissions	14	17
	1,383	2,693
	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Financial income:
Exchange rate differences	88	77
	88	77

Note 22 — Income Taxes:

The Company’s net income in Israel is subject to corporate tax at a rate of 23%.

A company is liable to tax on capital gains at the rate of corporation tax beginning in the year of sale.

According to law, the limitation period for self-assessments is 4 years from the end of the tax year in which the assessment was submitted.

The U.S. subsidiary is liable to federal tax at a rate of 21% in addition to the state tax and local city tax.

The income of the subsidiary incorporated in Singapore is subject to corporate tax at a rate of 17%.

The subsidiary incorporated in Australia is subject to corporate tax at a rate of 27.5%.

Deferred Taxes

The Company did not recognize deferred tax assets in respect of losses available for carry forward purposes of $107,368 thousand because their utilization in the foreseeable future is not probable and the lack of deferred tax liability balances against which it was permitted to create such an asset.

Theoretical Tax

The reconciliation between the tax expense, assuming that all the income, expenses, gains and losses in profit or loss were taxed at the statutory tax rate and the taxes on income recorded in profit or loss is as follows:

	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Loss before tax	18,769	14,308
Statutory tax rate	23%	23%
Theoretical tax	(4,317)	(3,291)
Adjustments:
Deferred taxes not recognized on losses	4,317	3,291
Actual tax	—	—

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 23 — Balances and Transactions with Related Parties

a.      Balances with Related Parties:

	Year Ended December 31,
	2021	2020
	U.S dollars in thousands
Other payables – key management personnel	237	217
Equity reserve for share-based payment	5,419	1,579
CLA capital reserve	—	2,836
Convertible loan liability	—	8,567

Regarding the convertible loan received from shareholders, see Note 13 F.

b.      Benefits to and other transactions with Related Parties and Key Management Personnel

	Year Ended December 31,
	2021	2020
	US $, in Thousands
Wages and benefits for employees by or on behalf of the company	1,359	1,160
Share-based payment	3,887	544
Financial expenses on convertible loan	1,102	2,344
	6,348	4,048

The number of people to whom the salary and benefits relate

Related parties, related parties, and key management personnel employed by or on behalf of the Company	5	4
Directors who are not employed by the company and are not remunerated	4	3

Note 24 — Material Events After Balance Sheet Date:

a.      On May 10, 2022, the Company received a letter from a government body in the United Arab Emirates informing the Company of its intention to purchase two of the Company’s systems during the current year, and that USD 2 million dollars was allocated for the purchase. As stated in the letter, the parties will remain in contact until the procedures required by the governmental body in the United Arab Emirates to carry out the purchase are completed. It is noted that as of the publication date of the report, the order had not yet been placed.

b.      In February 2022, the Company granted Mr. Moshe Maor, an independent director of the Company, 66,340 options to purchase 66,340 ordinary shares of NIS 0.01 par value each of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 7.07 per share for four years from the commencement date of the vesting period. The options will vest over three years. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 104,389.

c.      In June 2022, the Company granted an employee of the Company 30,000 options to purchase ordinary shares of NIS 0.01 par value shares of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 0.28 per share for ten years from the grant date of the options, or termination of the contract between the Company and the employee, the earlier of which.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 24 — Material Events After Balance Sheet Date: (cont.)

All the options vested in one tranche on June 16, 2022. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 64,889.

d.      On May 19, 2022, the Company entered into a loan agreement (the “Agreement”) with the OurCrowd Group, an related party in the Company (the “Lender”), according to which the Lender will provide the Company, upon signing the agreement, with a loan of USD 1.1 million dollars (the “Loan Principal”), at an annual interest of 6% (the “Interest”). The principal will be repaid in one lump sum on May 19, 2027 or within 30 business days from the date on which the Company will raise capital, either in one round or in several rounds, totaling together USD 2 million dollars or more (“Round”), whichever comes first (“Maturity Date”). The interest will be paid annually on December 31 of each calendar year for the past year or part of it, as the case may be, or on the Maturity Date as defined above, or on an early maturity date, as stated below. It is clarified that the loan and/or any other loan taken by the Company will not be counted for the purpose of calculating the cumulative total capital raised.

The Company may repay the loan (Principal and Interest) early, in whole or in part, at any time and for any reason, with advance notice in writing to the Lender 7 days prior to the early repayment, at its sole discretion, and without an early repayment fee. The repayment of the loan will not be secured by a lien, or any other collateral and the loan is not convertible to equity.

The Company undertook that starting from the date of signing the Agreement, and as long as the loan Principal and the accrued Interest have not been repaid in full, the Company will not take a loan and/or any other financing with a higher priority than the loan from any party other than the Lender, without the prior consent in writing of the Lender. It is clarified that the Company may take a loan and/or any other financing from any other party at any time and without the Lender’s approval, if the loan and/or other financing will be used, among other things, to repay the Loan in full.

If the Company does not make any payment to the Lender under the Agreement, the Company must pay the Lender immediately upon its first demand, for the amount in arrears, interest on arrears for the period in arrears at a rate of 5% per year plus VAT (in addition to the Interest, as defined above), without prejudice to the right of the Lender to other remedies.

As this is a loan on favorable terms from a shareholder of the Company, the beneficial component was classified as a capital contribution from related party. The discount rate was calculated using the WACC (weighted average cost of capital) model. The WACC is the weighted rate of return required by the holders of capital and debt. The WACC was valued at about 19.27%.

The rate of return on equity was calculated using the CAPM (capital asset pricing model) model. According to this model, the rate of return on equity is derived from risk-free interest plus a market risk premium multiplied by the Company’s systematic risk level in relation to the standard deviation of the market portfolio. The average duration was calculated for the owner’s loan at the measurement date, according to the projected duration of the loan (December 31, 2022), in accordance with the binding merger agreement with Ondas.

The total fair value of the loan at the measurement date was USD 1,022,258. The remaining amount of the loan, USD 77,742, was classified as a capital contribution from related party.

e.      On July 5, 2022, the Company entered into a Memorandum of Understanding with Ondas Holdings Inc. (“Ondas”), a Nevada corporation publicly traded on the Nasdaq and which develops and supplies private wireless networks, as well as providing automatic data solutions using drones, for the acquisition of the Company by Ondas through a reverse triangular merger wherein a wholly owned Israeli subsidiary of Ondas (“Talos”), to be incorporated for such purpose, would merge into and be absorbed by the Company and, as a result, Ondas would become the sole shareholder of the Company (the “Merger”).

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 24 — Material Events After Balance Sheet Date: (cont.)

On August 4, 2022, the Company entered into a Merger Agreement with Ondas and Talos for the purpose of defining the terms and conditions of the Merger. According to the Merger Agreement, each holder of an Ordinary Share of the Company, par value of NIS 0.01 each, immediately prior to the date of the Merger, would receive, in exchange for such share, 0.16806 shares of Ondas, par value of US$ 0.0001 each. This compensation was considered by the Company’s Audit Committee prior to approval.

As a result of the Merger: (i) the Company will continue to exist and will become an Israeli private subsidiary company wholly owned by Ondas; (ii) the shares of the Company will be delisted from the Tel Aviv Stock Exchange (“TASE”) and it will cease to be considered a “reporting company”; (iii) the securities of the Company will be exchanged for shares of Ondas; and (iv) Talos will merge into the Company and be dissolved without liquidation and shall be removed from the Israeli Registrar of Companies’ registry.

As of August 4, 2022, the compensation reflected a price per share of US$ 0.89 (approximately NIS 3.00), which was calculated based on the representative USD:ILS exchange rate and the known closing price of Ondas’ shares on the last day prior to August 4, 2022. It represented an approximately forty-eight percent (48%) premium on the average share price weighted with the trading cycles of the Company on the TASE in the thirty days prior to August 4, 2022 and an approximately seventy-one percent (71%) premium on the known closing price of the Company’s shares on the TASE on August 4, 2022.

Following the date of the Agreement, Ondas will grant the company up to $1.5 million credit amount for the financing of the ongoing activities of the Company (see note g below).

The closing of the Merger shall take place on a date to be set by the parties but no later than two business days following the completion or waiver of all the required terms of the Merger Agreement.

The Merger Agreement included obligations and restrictions on all parties for the period between August 4, 2022 and the closing of the Merger (or a terminate date), including, amongst others, the repayment of the US$ 1,100,000 loan owed to OurCrowd by the Company (the “OurCrowd Loan”) immediately following the closing of the Merger if the Company chooses not to pay off the OurCrowd Loan prior to the closing of the Merger.

The Merger Agreement included certain circumstances in which, if they occur, the Company will be required to pay Ondas a termination fee of US$ 800,000 (the “Termination Fee”), in addition to payment for expenses of up to US$ 1,000,000 (the “Termination Cap”), provided that the Company is not required to pay more than the Termination Cap in the aggregate, including the Termination Fee.

f.       On August 4, 2022, the Company received letters of waiver from three company officers, Meir Kliner, CEO and Director; Yishay Curelaru, CFO and COO; and Eitan Rotberg, VP of Product and Sales. In the letters, the officers waive the salary update for the Company’s officers following the initial public offering and any rights by virtue thereof as set forth in the waivers. It is clarified that due to a voluntary salary reduction from the month of October 2021, the actual salary update does not actually apply to the CFO and COO and to the VP of Product and Sales, and regarding the Company’s CEO, a partial update was affected.

g.      In September 20, 2022, the company entered into a Credit and Guaranty Agreement according to which Ondas shall provide the Company with credit of up to USD 1.5 million, which shall be utilized for the purpose of financing the Company’s ongoing activities, subject to customary conditions, including the delivery of documents and standard approvals to the Lender.

The conditions of the loan are as followed:

The Credit amount will be available to the company starting October 3, 2022.

Date of Repayment will be the earliest of: (a) February 1, 2023; or (b) Date of termination of the Merger Agreement due to a breach of its terms by the Company.

AIROBOTICS LTD.
Notes to Consolidated Financial Statements

Note 24 — Material Events After Balance Sheet Date: (cont.)

The Company has the right to early repayment, partial or in full (with no additional fee).

Interest rate of the loan will be a fixed interest at a rate of 6% on the principal drawn down.

An additional 2% of interest will be added in the event of a breach. The Loan’s principal and accrued interest shall be repaid in one payment on the due date.

Guarantees and collateral: (1) A first-degree floating charge in favor of the Lender, on all of the Company’s assets, rights, and property, of any kind and type, both existing and future (including, but not limited to, intellectual property), with the exception of all of the assets, rights, and property that were excluded in the Agreement. (2) A first-degree fixed charge on the Company’s intellectual property, equipment, and other fixed assets, with the exception of the equipment and assets that were excluded in the Agreement. (3) AIROBOTICS INC, an American subsidiary (100%) of the Company, shall guarantee the payment of the Company’s obligations and shall grant a charge in favor of the Lender on all of its existing and future assets, rights, and property.